Exhibit 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

Canadian National Railway Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	Debt Securities(3)	457(o)	$4,670,400,000	$92.70 per $1,000,000	$432,946.08
	Total Offering Amounts			$4,670,400,000		$432,946.08
	Total Fees Previously Paid					—
	Total Fee Offsets					$432,946.08
	Net Fee Due					$0

(1)	Such amount in U.S. dollars or the equivalent thereof in foreign currencies as shall result in an aggregate initial public offering price for all securities of $4,670,400,000 and, if any debt securities are issued at original issue discount, such greater amount as shall result in net proceeds of $4,670,400,000 to the Registrant. Such amount represents the U.S. dollar value of Cdn $6,000,000,000 based on an exchange rate of U.S. $0.7784 = Cdn $1.00, the daily average exchange rate on May 3, 2022, as reported by the Bank of Canada.
(2)	Estimated solely for the purpose of computing the registration fee.
(3)	Also includes such indeterminate amount of debt securities as may be issued upon conversion of or in exchange for any other debt securities that provide for conversion or exchange into other debt securities.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims(1)	Canadian National Railway Company	F-10	To be assigned	May 4, 2022		$432,946.08	Debt	Debt Securities	Debt Securities	$8,015,800,000
Fee Offset Sources	Canadian National Railway Company	F-10	333-236376		February 11, 2020						$59,170.88
Fee Offset Sources	Canadian National Railway Company	F-10	333-223014		February 13, 2018						$373,775.20

(1)	The Registrant previously paid U.S. $73,424.27 in filing fees in respect of U.S. $3,904,800,000 of debt securities registered under its registration statement on Form F-10 (File No. 333-236376), filed on February 11, 2020 and declared effective on February 19, 2020, and remaining unsold, and which are hereby deregistered; and U.S. $373,775.20 in filing fees in respect of U.S. $4,111,000,000 of debt securities registered under its registration statement on Form F-10 (File No. 333-223014), initially filed on February 13, 2018 and declared effective on June 25, 2018, and remaining unsold, which were previously deregistered.